Exhibit 3.2

CERTIFICATE OF CORRECTION FILED TO

CORRECT A CERTAIN ERROR IN THE

CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND

PREFERENCES OF THE

SERIES B-1 CONVERTIBLE PREFERRED STOCK

AND

SERIES B-2 PREFERRED STOCK

OF

IGI LABORATORIES, INC.

IGI Laboratories, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:

The Certificate of Designation of the Relative Rights and Preferences of the Series B-1 Convertible Stock and Series B-2 Preferred Stock of the Corporation filed with the Delaware Secretary of State on March 13, 2009 (the “Certificate”) was an inaccurate record of corporate action therein referred to in that it incorrectly stated the number of designated Series B-2 Preferred Stock.

SECOND:

This Certificate of Correction is permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

THIRD:

The second paragraph of the Certificate is hereby corrected to read in its entirety as follows:

RESOLVED, that the Board of Directors of the Corporation, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), created out of the shares of Preferred Stock, par value $.01 per share, of the Corporation authorized in Article Fourth of the Certificate of Incorporation (the “Preferred Stock”), a series of Preferred Stock designated “Series B-1 Convertible Preferred Stock” consisting of One Thousand Thirty (1,030) shares, and a series of Preferred Stock designated “Series B-2 Preferred Stock” consisting of Seven Hundred Ninety Eight (798) shares, which shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

FOURTH:

Article 1(a) of the Certificate is hereby corrected to read in its entirety as follows:

(a)

Designation.  The designation of such series of the Preferred Stock shall be Series B-1 Convertible Preferred Stock, par value $0.01 per share (the “Series B-1 Preferred Stock”) and Series B-2 Preferred Stock, par value $0.01 per share (the “Series B-2 Preferred Stock” and collectively with the Series B-1 Preferred Stock, the “Series B Preferred Stock”).  The maximum number of shares of Series B-1 Preferred Stock shall be One Thousand Thirty (1,030) shares and the maximum number of shares of Series B-2 Preferred Stock shall be Seven Hundred Ninety Eight (798).  For purposes of this Certificate of Designation, “Original Issue Price” shall mean $6,000.00 per share on each issued and outstanding share of Series B Preferred Stock.

IN WITNESS WHEREOF, the undersigned, being an authorized officer of the Corporation, does hereby execute this Certificate of Correction this 18th day of March, 2009.

IGI LABORATORIES, INC.

By:	/s/ Rajiv Mathur
Name:	Rajiv Mathur
Title:	President and CEO